Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Horace Mann Educators Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-47066, No. 33-45152, No. 333-16473, No. 333-74686 and No. 333-98917) on Form S-8 and the registration statement (No. 333-155753) on Form S-3 of Horace Mann Educators Corporation and subsidiaries (the Company) of our report dated March 2, 2009, with respect to the consolidated balance sheets of the Company as of December 31, 2008 and 2007 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008, and all related financial statement schedules and the effectiveness of internal control over financial reporting as of December 31, 2008 which report appears in the December 31, 2008 annual report on Form 10-K of the Company.

Our report dated March 2, 2009, contains an explanatory paragraph that states the Company has adopted American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 05-1, Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts, effective January 1, 2007, FASB Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No 109, effective January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2006.

/s/    KPMG LLP

KPMG LLP

Chicago, Illinois

March 2, 2009